Exhibit 99.1

PRESS RELEASE

For release:	February 20, 2014

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Fourth Quarter 2013 Financial Results.

Dublin, Ireland (February 20, 2014) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the year ended December 31, 2013 of $61.7 million or $2.45 per share. As of December 31st, book value per share was $34.65, an increase of 7.8% compared to book value per share of $32.15 at December 31, 2012.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,			As of December 31,
	2013	2012		2013	2012

Gross Premiums Written	$290.7	$244.1	Book value per share	$34.65	$32.15
Net Premiums Written	$272.0	$219.5	Shareholders’ equity	$873.3	$806.6
			Cash and invested assets	$1,567.4	$1,534.0
Net income	$61.7	$34.8
Net income per share	$2.45	$1.30

Operating income	$40.5	$29.3
Operating income per share	$1.61	$1.10

Various events occurred in 2013 and 2012 that the Company would consider infrequent or non-routine. The table below reflects the Company’s results excluding these non-routine charges and (benefits).

	Net Income For the Twelve Months Ended December 31,		Operating Income For the Twelve Months Ended December 31,
(Dollars in millions, except per share data)	2013	2012	2013	2012

Net/Operating income	$61.7	$34.8	$40.5	$29.3
Prepayment charge on retirement of debt	2.9	—	2.9	—
Limited partnership distributions	(0.1)	(4.8)	(0.1)	(4.8)
Sale of subsidiary	(5.2)	—	(5.2)	—
Impact of premium deficiency adjustments	1.2	(7.6)	1.2	(7.6)
Tax effect assuming applicable statutory rates	0.6	0.8	0.6	0.8

Adjusted net/operating income	$61.1	$23.2	$39.9	$17.7

Adjusted per share amounts	$2.43	$0.87	$1.58	$0.66

See the notes following the “Summary of Operating Income” table for information regarding the presentation of income excluding non-routine events

Cynthia Y. Valko, Chief Executive Officer, commented: “We are pleased with our final results for 2013. Global Indemnity’s insurance and reinsurance premium volume grew 19% compared to 2012 and our calendar year combined ratio improved 8.2 points to 96%. Low catastrophes coupled with better pricing and underwriting were factors in improved year over year results. Our operating income results improved to $40.5 million for 2013 versus $29.3 million in 2012. Net income results were also enhanced by investment returns primarily driven by strong performance of the common stock portfolio. Overall, book value per share was $34.65, an increase of 7.8% compared to last year.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Teleconference and Webcast for Interested Parties

Cynthia Valko, Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on February 21, 2014 at 8:30a.m. Eastern Time to discuss the fourth quarter 2013 results.

To participate in the teleconference, please telephone (877) 260-8900 (U.S. and Canada) or (612) 332-7516 (International) and you will be greeted by an operator. Please reference Global Indemnity plc Earnings Release Call or the host Cynthia Valko.

The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, click on the Webcast link, enter Conference ID number 319959 and click GO. Please download and install any necessary software.

The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 21, 2014 until 11:59 p.m. February 21, 2015. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 319959.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Twelve Months Ended December 31, 2013 and 2012

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Twelve Months Ended December 31,
	2013	2012 (1)
Loss Ratio:
Current Accident Year
Excluding Catastrophes	47.7	53.7
Catastrophes	8.9	10.4

Current Accident Year	56.6	64.1
Changes to Prior Accident Year	(3.1)	0.2

Loss Ratio – Calendar Year	53.5	64.3
Expense Ratio	42.5	39.9

Combined Ratio	96.0	104.2

(1)	Net premiums earned includes $6.0 million related to reinsurance treaties written in 2009 and 2010 that became due as a result of additional losses incurred on these treaties. The impact of these premiums is included in the “Changes to Prior Accident Year” ratios.

For the twelve months ended December 31st, the calendar year loss ratio decreased by 10.8 points to 53.5 in 2013 from 64.3 in 2012.

For the twelve months ended December 31, 2013, the current accident year loss ratio improved to 56.6 compared to 64.1 for the same period in 2012. Total calendar year results in 2013 include a 3.1 point reduction in the loss ratio related to prior accident years, which was primarily driven by lower than expected severity in property lines. The property accident year loss ratio decreased 11.9 points to 43.9 in 2013 from 55.8 in 2012. 2012’s results included $12 million related to Super Storm Sandy. The casualty loss ratio, excluding premium deficiency charges, increased 6.9 points from 74.0 to 80.9 in 2013, primarily due to poor performance in commercial auto lines. Other casualty lines in 2013 performed comparably to 2012.

For the twelve months ended December 31st, the expense ratio increased from 39.9 in 2012 to 42.5 in 2013.

The expense ratio for the twelve months ended December 31, 2013 and 2012 was 42.0 and 41.4, respectively excluding premium deficiency charges. The increase is primarily due to an increase in profit commissions as a result of better than expected performance within Reinsurance Operations.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2013	2012	2013	2012
Insurance Operations	$59,659	$50,380	$54,695	$45,342
Reinsurance Operations	3,095	11,334	3,435	11,334

Total	$62,754	$61,714	$58,130	$56,676

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2013	2012	2013	2012
Insurance Operations	$232,373	$201,790	$213,705	$177,832
Reinsurance Operations	58,350	42,263	58,279	41,715

Total	$290,723	$244,053	$271,984	$219,547

Insurance Operations: For the twelve months ended December 31, 2013, gross premiums written and net premiums written increased 15.2% and 20.2%, respectively, compared to the same period in 2012. Gross written premiums increased as a result of growth in small business binding authority lines as well as growth in the property brokerage, programs and other lines. Growth was driven by new business, pricing increases, and increased agent relationships. Net written premiums increased as a result of an increase in gross premiums written and a reduction of ceded premiums written as a result of an increase in retention in property excess of loss and property catastrophe. For the three months ended December 31, 2013, gross premiums written and net premiums written increased 18.4% and 20.6%, respectively, compared to the same period in 2012 for the same reasons as noted above.

Reinsurance Operations: For the twelve months ended December 31, 2013, gross premiums written and net premiums written increased 38.1% and 39.7%, respectively, compared to the same periods in 2012. These increases were primarily due to several new treaties written during 2013. For the three months ended December 31, 2013, gross premiums written and net premiums written decreased 72.7% and 69.7%, respectively, compared to the same periods in 2012. 2012 included a premium increase of $6.0 million related to reinsurance treaties written in 2009 and 2010 that became due as a result of additional losses incurred on these treaties.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2013	2012 (5)	2013	2012 (5)

Gross premiums written	$62,754	$61,714	$290,723	$244,053

Net premiums written	$58,130	$56,676	$271,984	$219,547

Net premiums earned	$69,586	$61,204	$248,722	$238,862
Net investment income	8,924	10,292	37,209	47,557
Net realized investment gains (losses)	17,208	(158)	27,412	6,755
Other income (loss)	5,307	133	5,791	(158)

Total revenues	101,025	71,471	319,134	293,016

Net losses and loss adjustment expenses	30,796	40,054	132,991	153,628
Acquisition costs and other underwriting expenses	28,674	25,253	105,651	95,403
Corporate and other operating expenses	4,170	2,828	11,614	9,691
Interest expense	230	1,180	6,169	5,393

Income before income taxes	37,155	2,156	62,709	28,901
Income tax expense (benefit)	3,442	(2,222)	1,019	(5,856)

Net income	$33,713	4,378	$61,690	34,757

Weighted average shares outstanding–basic	25,094	25,113	25,073	26,723

Weighted average shares outstanding–diluted	25,218	25,141	25,174	26,749

Net income per share – basic	$1.34	$0.17	$2.46	$1.30

Net income per share – diluted	$1.34	$0.17	$2.45	$1.30

Combined ratio analysis: (1)
Loss ratio (2)	44.3	65.4	53.5	64.3
Expense ratio (3)	41.2	41.3	42.5	39.9

Combined ratio (4)	85.5	106.7	96.0	104.2

(1)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.
(2)	Excluding the impact of the 2011 premium deficiency charges, the loss ratio was 65.5% and 66.0% for the three months and twelve months ended December 31, 2012, respectively.
(3)	Excluding the impact of 2011 and 2013 premium deficiency charges, the expense ratio was 41.2% and 40.6% for the three months ended December 31, 2013 and 2012, respectively. Excluding the impact of 2011 and 2013 premium deficiency charges, the expense ratio was 42.0% and 41.4% for the twelve months ended December 31, 2013 and 2012, respectively.
(4)	Excluding the impact of the 2011 and 2013 premium deficiency charges, the combined ratio was 85.5 and 106.1 for the three months ended December 31, 2013 and 2012, respectively. Excluding the impact of the 2011 and 2013 premium deficiency charges, the combined ratio was 95.5% and 107.4% for the twelve months ended December 31, 2013 and 2012, respectively.
(5)	Results for the quarter and year to date 2012 include the impact of an out-of-period adjustment which reduced net income by $1.6 million, or $0.06 per diluted share.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) December 31, 2013	December 31, 2012
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2013 - $1,187,685 and 2012 - $1,187,094)	$1,204,364	$1,229,322
Equity securities:
Available for sale, at fair value (cost: 2013 - $191,425 and 2012 - $167,179)	254,070	197,075
Other invested assets:
Available for sale securities, at fair value (cost: 2013 - $3,065 and 2012 - $3,049)	3,489	3,132

Total investments	1,461,923	1,429,529

Cash and cash equivalents	105,492	104,460
Premiums receivable, net	49,888	37,752
Reinsurance receivables, net	197,887	241,827
Funds held by ceding reinsurers	18,662	7,410
Federal income taxes receivable	—	6,844
Deferred federal income taxes	4,206	10,824
Deferred acquisition costs	22,177	18,265
Intangible assets	17,990	18,343
Goodwill	4,820	4,820
Prepaid reinsurance premiums	5,199	5,945
Receivable for securities sold	723	—
Other assets	22,812	17,684

Total assets	$1,911,779	$1,903,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$779,466	$879,114
Unearned premiums	116,629	94,114
Federal income taxes payable	1,595	—
Ceded balances payable	5,177	4,201
Contingent commissions	12,677	9,911
Payable for securities purchased	—	2,634
Margin borrowing facility	100,000	—
Notes and debentures payable	—	84,929
Other liabilities	22,955	22,182

Total liabilities	1,038,499	1,097,085

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,200,406 and 16,087,939 respectively; A ordinary shares outstanding: 13,141,035 and 13,030,938, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	516,653	512,304
Accumulated other comprehensive income, net of taxes	54,028	53,350
Retained earnings	403,861	342,171
A ordinary shares in treasury, at cost: 3,059,371 and 3,057,001 shares, respectively	(101,265)	(101,210)

Total shareholders’ equity	873,280	806,618

Total liabilities and shareholders’ equity	$1,911,779	$1,903,703

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) December 31, 2013	December 31, 2012

Fixed Maturities	$1,204.4	$1,229.3
Cash and cash equivalents	105.5	104.5

Total bonds and cash and cash equivalents	1,309.9	1,333.8
Equities and other invested assets	257.5	200.2

Total cash and invested assets, gross	1,567.4	1,534.0
Receivable / (payable) for securities	0.7	(2.6)

Total cash and invested assets, net	$1,568.1	$1,531.4

(Unaudited) Twelve Months Ended December 31, 2013 (a)

Net investment income	$37.2

Net realized investment gains	27.4
Net unrealized investment gain	7.3

Net realized and unrealized investment returns	34.7

Total investment return	$71.9

Average total cash and invested assets (b)	$1,549.7

Total investment return %	4.6%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012 (2)	2013	2012 (1)

Operating income	$19,132	$4,453	$40,453	$29,309
Adjustments:
Net realized investment gains, net of tax	11,223	(75)	17,879	5,448
Gain on disposition of subsidiary, net of tax	3,358	—	3,358	—

Total after-tax adjustments	14,581	(75)	21,237	5,448

Net income	$33,713	$4,378	$61,690	$34,757

Weighted average shares outstanding – basic	25,094	25,113	25,073	26,723

Weighted average shares outstanding – diluted	25,218	25,141	25,174	26,749

Operating income per share – basic	$0.76	$0.18	$1.61	$1.10

Operating income per share – diluted	$0.76	$0.18	$1.61	$1.10

(1)	Results for the quarter and year to date 2012 include the impact of an out-of-period adjustment which reduced net income and operating income by $1.6 million, or $0.06 per diluted share.

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses) and after-tax gain on disposition of subsidiary. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

Note Regarding Presentation of Income Excluding Non-Routine Events

The presentation of income excluding non-routine events, including adjusted net income, adjusted operating income and adjusted per share amounts metrics, is a non-GAAP financial measure. These metrics were presented to show comparable results between periods without the impact of non-routine events. It is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.